UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

FORTEGRA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 001-35009

Delaware	58-1461399
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10151 Deerwood Park Boulevard, Building 100, Suite 330 Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

(866)-961-9529
Registrant's telephone number, including area code

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(e) Compensatory Arrangements of Certain Officers

Fortegra Financial Corporation (the “Company”) is filing this Form 8-K to report compensation matters in relation to Richard S. Kahlbaugh, President and Chief Executive Officer, and Walter P. Mascherin, Executive Vice President & Chief Financial Officer.

On July 1, 2011, pursuant to the Company's 2010 Omnibus Incentive Plan, the Company's Compensation Committee granted 1,000 shares of restricted stock to Mr. Mascherin.  The restricted stock will vest fifty percent (50%) on the grant date and fifty percent (50%) on the first anniversary of the grant date.

On July 1, 2011, pursuant to the Company's 2010 Omnibus Incentive Plan, the Compensation Committee granted 50,000 and 15,000 options to purchase the Company's common stock (the “Options”) to Mr. Kahlbaugh and Mr. Mascherin, respectively. Mr. Kahlbaugh's Options will vest twenty five percent (25%) upon grant and the remainder monthly over a thirty six (36) month period.  Mr. Mascherin's Options will vest twenty five percent (25%) on each of the first four anniversaries of the grant date.  The Options will expire on the tenth anniversary of the grant date.  In addition, the Compensation Committee increased Mr. Kahlbaugh's annual salary to five hundred thousand dollars effective July 1, 2011.

The compensation changes were made in light of the exceptional contributions of Messrs. Kahlbaugh and Mascherin in connection with the Company's initial public offering and status as a public company and for retention purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortegra Financial Corporation

Date: July 8, 2011
By: /s/ Walter P. Mascherin

Name: Walter P. Mascherin
Title: Senior Executive Vice President and Chief Financial Officer